EXHIBIT 10.2

EMPLOYMENT AGREEMENT

Employment Agreement (this “Agreement”) is entered into by and between REACTIVE MEDICAL, INC. (the “Company”) and GREGORY D. GORGAS (“Employee”) as of April 3, 2017.

The Company desires to employ the Employee and the Employee desires to be employed by the Company on the terms and conditions in this Agreement.

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement, Employee and the Company agree as follows:

1. TERM OF EMPLOYMENT.

The Employee’s employment hereunder shall be effective as of the date of this Agreement (the “Effective Date”) and shall terminate on the date that this Agreement is terminated in accordance with Section 5.The period during which the Employee is employed by the Company hereunder is hereinafter referred to as the “Term of Employment.”

2. POSITION AND DUTIES.

2.1 Position. During the Term of Employment, the Employee shall serve as the President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). In such position, the Employee shall have such duties, authority, and responsibility as shall be determined from time to time by Board, which duties, authority, and responsibility are consistent with the Employee’s position. The Employee shall, if requested, also serve in other executive capacities, and as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company.

2.2 Duties. During the Term of Employment, the Employee shall devote substantially all of his business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. The Employee shall execute his duties under this Agreement in a manner consistent with the Company’s by-laws, policies, practices, procedures and rules, as the same may be adopted and amended from time to time (collectively, the “Policies”).

2.3 No Other Employment. The Employee agrees that any investment in, or any appointment to or continuing service on the board of directors or similar body of, any corporation or other entity, other than wholly or majority owned subsidiaries of the Company, must be first approved in writing by the Company, except for passive investments of less than one percent (1%) in publicly traded entities.

2.4 Place of Performance.

The principal place of Employee’s employment shall be the Company’s principal executive offices, currently located in San Diego, California, though such principal place of employment of the Employee may be moved from time to time upon mutual agreement by the Employee and the Company. The Employee agrees that the Employee will be regularly present at the Company’s principal executive offices, or such other location as the parties may designate, and that the Employee may be required to travel from time to time in the course of performing the Employee’s duties for the Company.

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3. COMPENSATION.

3.1 Base Salary. Commencing the date (the “Funding Date”) that the Company attains funding, whether in the form of debt or equity, and either in a single transaction or tranche or multiple transactions or tranches, in excess of $5,000,000, the Company shall pay the Employee an annual rate of base salary of $250,000, for the remainder of the Term of Employment, in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than twice monthly. The Employee’s base salary shall be reviewed at least annually by the Board or, if applicable, the Board’s Compensation Committee (collectively, the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase the base salary during the Term of Employment. The Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3.2 Annual Bonus.

(a) Commencing for the fiscal year following the fiscal year in which the Funding Date occurs, the Employee shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Employee’s annual target bonus opportunity shall be equal to 50% of Base Salary (the “Target Bonus”), based on the achievement of Company’s performance goals as established by the Compensation Committee provided that, depending on results, the Employee’s actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee. For the period beginning on the Funding Date and ending on the last day of the fiscal year in which the Funding Date occurs, the Employee shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire fiscal year multiplied by a fraction the numerator of which is equal to the number of days between the Funding Date and the last day of the fiscal year in which the Funding Date occurs, and the denominator of which is equal to the total number of days in such fiscal year.

(b) The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.

(c) Except as otherwise provided in Section 5, (i) the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted and (ii) in order to be eligible to receive an Annual Bonus, the Employee must be employed by the Company on the last day of the applicable fiscal year for which that Annual Bonus is paid.

3.3 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback(s) as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Without limiting the foregoing, the Company and the Employee agree to the clawback provision included in the Stock Purchase Agreement entered into between the Company and Employee as of even date of this Agreement for the purchase and sale of 1,760,000 shares of the Company’s common stock to the Employee.

3.4 Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, including, but not limited to, Sections 2, 3, and 5, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

4. ADDITIONAL BENEFITS.

4.1 Fringe Benefits and Perquisites. During the Term of Employment, the Employee shall be entitled to fringe benefits and perquisites consistent with similarly situated Employees of the Company.

4.2 Employee Equity Participation and Health Benefits.

(a) During the Term of Employment, the Employee shall be entitled to participate in all employee benefit plans, practices, and programs, including any health care plans established and maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Anything in the foregoing to the contrary notwithstanding, the Company shall not be required to establish any Employee Benefit Plans.

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(b) Anything herein to the contrary notwithstanding following the date that the Company attains funding, whether in the form of debt or equity, and whether in a single transaction or tranche or multiple transactions or tranches, in excess of $3,000,000 (the “Health Care Plan Funding Date”) the Company, in the discretion of the Compensation Committee may establish a health care plan or plans, as the same may from time to time be amended, which it will make available to its employees and in which the Employee may participate along with all other similarly situated employees.

4.3 Vacation and Other Leave. During the Term of Employment, the Employee shall accrue and be entitled to take paid vacation in accordance with the Company’s standard vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals. The Employee shall also be entitled to all other holiday and leave pay generally available to all other employees of the Company’s.

4.4 Business Expense Reimbursement. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.5 Indemnification.

(a) In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee’s employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s articles and bylaws, as may be amended from time to time, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

(b) The Company shall use reasonable efforts to maintain during the Employee’s employment, Directors and Officers liability insurance, in amounts and with deductibles customary for a comparably situated Company and shall extend such coverage to include Employee during the Term of Employment and for not less than five (5) years thereafter, for any matters relating to his employment with the Company.

5. TERMINATION OF EMPLOYMENT.

The employment of the Employee pursuant to this Agreement is an employment at will; accordingly, the Term of Employment and the Employee’s employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; however, unless otherwise provided herein, the party electing to terminate this Agreement shall be required to give the other party at least 30 calendar days advance written notice of any termination of the Employee’s employment in accordance with Sections 5.7 and 5.8. Upon termination of the Employee’s employment, the Employee shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Definitions. For purposes of this Agreement:

(a) “Accrued Amounts” shall mean:

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(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid within one (1) week following the Termination Date (as defined below);

(ii) reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which the Employee may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

(b) “Cause” shall mean:

(i) the Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Employee’s willful failure to comply with any valid and legal directive of the Board communicated to him in writing;

(iii) the Employee’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Employee’s embezzlement, misappropriation or fraud, whether or not related to the Employee’s employment with the Company;

(v) the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Employee’s violation of a material policy of the Company that has been provided to Employee (documents made public on the Company’s website or through filings with the U.S. Securities and Exchange Commission are deemed provided to the Employee);

(vii) the Employee’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) the Employee’s material breach of any material obligation under this Agreement or any other written agreement between the Employee and the Company; or

(ix) any material failure by the Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Term of Employment, if such failure causes material, reputational or financial harm to the Company.

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. In all cases the Company shall notify the Employee in writing of the basis for any for Cause termination by providing a detailed description of the alleged facts and circumstances giving rise to Cause. In addition, with respect to clauses (i), (ii), (vi), (viii) and (ix) Employee shall be given a period of at least 20 calendar days to cure and only if Employee fails to cure within such time period will a termination be for Cause.

(c) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i) any Exchange Act Person (as defined below) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of beneficial ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur (for purposes of this Section 5, “Exchange Act Person” means any natural Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), except that “Exchange Act Person” shall not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company; or (E) any natural Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date of this Agreement, is the beneficial owner, directly or indirectly, of securities of the Company representing more than five percent (5%) of the combined voting power of the Company’s then outstanding securities);

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on first one year anniversary the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board).

(d) “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement, with or without reasonable accommodation, for 90 calendar days out of any three hundred sixty-five (365) calendar day period, but only if the Employee is considered disabled within the meaning of Treasury Regulation section 1.409A-3(i)(4). Without limiting the circumstances in which the Employee may be determined to be disabled as defined in Treasury Regulation section 1.409A-3(i)(4), the Employee will be presumed to be disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation section 1.409A-3(i)(4). Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

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(e) “Good Reason” for the Employee to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events without the Employee’s consent:

(i) a material adverse change in the nature of the Employee’s then authority, duties or responsibilities;

(ii) a material adverse change in the Employee’s reporting level requiring that the Employee report to a corporate officer or Employee instead of reporting directly to the Board;

(iii) the relocation of the Employee to a point more than sixty (60) miles from Employee’s address in Exhibit A is reasonably required to satisfactorily perform Employee’s Duties; or

(iv) a material reduction by the Company of the Employee’s base salary as initially set forth herein or as the same may be increased from time to time, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior officers of the Company and does not exceed 15% of Employee’s base salary.

Provided however that, such termination by the Employee shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) the Employee gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (iii) the Employee terminates employment within thirty (30) days following the end of the Cure Period.

5.2 Termination for Cause or Without Good Reason.

The Employee’s employment hereunder may be terminated by the Company for Cause or by the Employee without Good Reason. If the Employee’s employment is terminated, by the Company for Cause or by the Employee without Good Reason, the Employee shall be entitled to receive the Accrued Amounts.

5.3 Termination Without Cause or for Good Reason.

The Term of Employment and the Employee’s employment hereunder may be terminated by the Employee for Good Reason or by the Company without Cause. In the event of such termination, the Employee shall be entitled to receive the Accrued Amounts and subject to the Employee’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form attached to this Agreement as Exhibit B (the “Release”) and such Release becoming effective within the applicable time period set forth in the Release, (the “Release Execution Period”), the Employee shall be entitled to receive the following:

(a) if such termination occurs:

(i) prior to the Funding Date, a lump sum payment equal to the greater of fifty thousand dollars ($50,000.00) or twenty percent (20%) of the Employee’s then Base Salary, which amount, which shall be paid in a single lump-sum on the date the Release becomes effective, which must occur within the 60th day following the Termination Date;

(ii) on or after the Funding Date, an amount equal to the Employee’s then Base Salary, which amount shall be paid in a single lump-sum on the date the Release becomes effective, which must occur within the 60th day following the Termination Date.

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(b) upon determination by the Company’s Board of Directors or Compensation Committee, as appropriate, to be made in its sole discretion as to whether to grant a bonus, and if such bonus is granted, the amount, form and payment schedule. For the avoidance of doubt, Employee shall not be entitled to any bonus solely for reason of termination, unless the Board of Directors or the Compensation Committee, as appropriate, in its sole discretion awards a bonus to Employee.

(c) If such termination occurs on or after the Health Care Plan Funding Date and the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Employee for the monthly COBRA premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the 10th day of the month immediately following the month in which the Employee timely remits the premium payment (“COBRA Premium Reimbursements”). The Employee shall be eligible to receive such COBRA Premium Reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.3(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.3(c) in a manner as is necessary to comply with the ACA.

(d) Consistent with the terms of any equity incentive plan of the Company, as approved by the stockholders, as applicable:

(i) all outstanding time-based equity-based compensation awards granted to the Employee during the Term of Employment shall become fully vested and exercisable for the remainder of their original full term; and

(ii) all outstanding performance-based equity compensation awards granted to the Employee during the Term of Employment shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied. The determination whether such performance goals are satisfied shall be in the sole discretion of the Compensation Committee or the Board, as the case may be.

5.4 Death or Disability.

(a) The Employee’s employment hereunder shall terminate automatically upon the Employee’s death, and the Company may terminate the Employee’s employment on account of the Employee’s Disability.

(b) If the Employee’s employment is terminated on account of the Employee’s death or Disability, the Employee (or the Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. In addition, Employee’s spouse and other dependents shall be entitled to COBRA Premium Reimbursements upon timely request to the Company for such benefits. Notwithstanding any other provision contained herein, all payments made in connection with the Employee’s Disability shall be provided in a manner which is consistent with federal and state law. The Company may deduct, from all payments made hereunder, all applicable taxes and other appropriate deductions.

5.5 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Employee’s employment hereunder is terminated by the Employee for Good Reason or without Cause (other than on account of the Employee’s death or Disability), in each case within three (3) months prior to or twelve (12) months following a Change in Control, the Employee shall be entitled to receive the Accrued Amounts and subject to the Employee’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and his execution of the Release which becomes effective by the end of the Release Execution Period, the Employee shall be entitled to receive:

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(i) prior to the Funding Date, a lump sum payment equal to the greater of fifty thousand dollars ($50,000.00) or twenty percent (20%) of the Employee’s then Base Salary, which amount, which must occur within the 60th day following the Termination Date;

(ii) on or after the Funding Date, an amount equal to the Employee’s then Base Salary, which amount shall be paid in a single lump-sum on the date the Release becomes effective, which must occur within the 60th day following the Termination Date.

(b) upon determination by the Company’s Board of Directors or Compensation Committee, as appropriate, to be made in its sole discretion as to whether to grant a bonus, and if such bonus is granted, the amount, form and payment schedule. For the avoidance of doubt, Employee shall not be entitled to any bonus solely for reason of termination, unless the Board of Directors or the Compensation Committee, as appropriate, in its sole discretion awards a bonus to Employee.

(c) If such termination occurs on or after the Health Care Plan Funding Date and the Employee timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Employee for the monthly COBRA premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the 10th day of the month immediately following the month in which the Employee timely remits the premium payment. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.5(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.5(c) in a manner as is necessary to comply with the ACA.

(d) Consistent with the terms of any equity incentive plan of the Company, as approved by the stockholders, as applicable:

(i) all outstanding time-based equity-based compensation awards granted to the Employee during the Term of Employment shall become fully vested and exercisable for the remainder of their full term; and

(ii) all outstanding performance-based equity compensation awards granted to the Employee during the Term of Employment shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied. The determination whether such performance goals are satisfied shall be in the sole discretion of the Compensation Committee or the Board, as the case may be.

5.6 No Duty to Mitigate.

(a) The Company and Employee acknowledge and agree that there is no duty of the Employee to mitigate damages under this Agreement. All amounts paid to the Employee pursuant to Section 5 shall be paid without regard to whether the Employee has taken or takes actions to mitigate damages.

(b) As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Employee in favor of the Company in the form as in Exhibit B hereto.

5.7 Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee (other than termination pursuant to Section 5.4 on account of the Employee’s death) shall be communicated by written notice of termination (the “Notice of Termination”) to the other party hereto in accordance with Section 10.9. The Notice of Termination shall specify:

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(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated; and

(c) The applicable Termination Date.

5.8 Termination Date. The Employee’s Termination Date shall be:

(a) If the Employee’s employment hereunder terminates on account of the Employee’s death, the date of the Employee’s death;

(b) If the Employee’s employment hereunder is terminated on account of the Employee’s Disability, the date that it is determined that the Employee has a Disability;

(c) If the Company terminates the Employee’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Employee;

(d) If the Company terminates the Employee’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 calendar days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Employee with a lump sum payment equal to 30 calendar days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Employee’s Termination Date and for all purposes of this Agreement, the Employee’s Termination Date shall be the date on which such Notice of Termination is delivered; and

(e) If the Employee terminates his employment hereunder with or without Good Reason, the date specified in the Employee’s Notice of Termination, which shall be no less than 30 calendar days following the date on which the Notice of Termination is delivered.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Employee incurs a Separation from Service within the meaning of Section 409A.

5.9 Resignation From Boards and Committees. Upon or promptly, but no less than 3 calendar days following any termination of Employee’s employment with the Company, the Employee agrees to resign, as of the date of such termination, from (i) each and every board of directors (or similar body, as the case may be) of the Company and each of its affiliates on which the Employee may then serve, including, but not limited to, the Board (and any committees thereof), and (ii) each and every office of the Company and each of its affiliates that the Employee may then hold, and all positions that he may have previously held with the Company and any of its affiliates.

5.10 Returning Company Documents. In the event of any termination of Employee’s employment hereunder, Employee shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else), in accordance with the Board’s directions, any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its successors or assigns.

5.11 Section 409A of the Internal Revenue Code.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and shall be construed and interpreted consistent with that intent. In the event that any payment or benefit payable under Section 5 of this Agreement is not compliant with Section 409A and any taxes, penalties or interest are imposed on the Employee under Section 409A as a result of such noncompliance (the “Section 409A Penalties”), the Company shall put the Employee in an after tax economic position equivalent to the position the Employee would have been in without the imposition of such Section 409A Penalties. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service or state tax authorities that, if successful, would require the payment of any such Section 409A Penalties or related state tax statutes. The Employee’s right to be put in an equivalent after tax economic position is subject to the Employee providing such notification no later than ten (10) business days after Employee is informed in writing of such claim. If the Company desires to contest such claim, Employee shall (i) cooperate with the Company in good faith in order to effectively contest such claim and (ii) permit the Company to participate in any proceedings relating to such claim. The Company shall control all proceedings taken in connection with such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. This section shall also apply to any taxes, penalties, or interest imposed by any state that are calculated in a manner similar to taxes, penalties, or interest imposed by Section 409A(a)(1)(B), including those amounts imposed by the California Revenue and Taxation Code (R&TC) Sections 17501 and 24601.

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(b) If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Company, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Employee by reason of the Employee’s termination of employment, then (a) such payment or benefit shall be made or provided to the Employee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations (a “Separation from Service”) and (b) if the Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six (6) months after the date of the Employee’s Separation from Service (or the Employee’s earlier death). For the purposes of clarity, the first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid to the Employee during the period between the termination of Employee’s employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(c) To the extent any expense reimbursement or in-kind benefit is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d) To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

6. NON-COMPETITION.

The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company, the amount of sensitive and confidential information involved in the discharge of the Employee’s position with the Company, and the harm to the Company that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Employee hereby expressly agrees as follows:

(a) As a result of the particular nature of the Employee’s relationship with the Company, in the capacities identified earlier in this Agreement, for the Term of Employment, the Employee hereby agrees that he will not, directly or indirectly, (i) engage in any business for the Employee’s own account or otherwise derive any personal benefit from any business that competes with the business of the Company or any of its affiliates (the Company and its subsidiaries or parent, if any, are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any Person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any Person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Company or any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the Company Group may conduct operations, and any businesses which any entity within the Company Group has specific plans to conduct operations in the future and as to which the Employee is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.

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(b) Notwithstanding anything to the contrary in this Agreement, the Employee may, directly or indirectly, own, solely as an investment, securities of any Person, other than a business that competes with the business of the Company Group, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (i) is not a controlling Person of, or a member of a group that controls, such Person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) or more of any class of securities of such Person. Employee may indirectly, through a mutual or exchange traded fund, own, solely as an investment, securities of a business that competes with the business of the Company Group, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (i) is not a controlling Person of, or a member of a group that controls, such Person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) or more of any class of securities of such business. For purposes of this Section 6(b), “Person” shall have the meaning ascribed to such terms in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.

7. CONFIDENTIAL INFORMATION.

All information, documents, notes, data, memoranda and Intellectual Property of any kind received, compiled, discovered, produced or otherwise made available to Employee in connection with Employee's employment by the Company relating in any way to the business of the Company Group and which has not been freely made available or confirmed to the general public by the Company Group (collectively, “Confidential Information”) shall be the sole and exclusive property of the Company and shall in perpetuity (both during and after Employee's employment by the Company) be maintained in utmost, strict confidence by Employee and held by Employee in trust for the benefit of the Company. Employee shall not during Employee’s employment or at any time thereafter directly or indirectly release or disclose to any other Person any Confidential Information, except with the prior written consent of the Company and in furtherance of the Company's business or as required by law. Confidential Information does not include information which is generally known or becomes known to the industry or the public, other than as a result of the Employee’s breach of this covenant. Employee shall, at the request of the Company, execute and deliver to the Company all such documents as the Company may from time to time deem necessary or desirable to evidence, protect, enforce or defend its right, title and interest in or to any Confidential Information,. If Employee shall fail or refuse to execute or deliver to the Company any such document upon request, the Company shall have, and is granted, the power and authority to execute the same in Employee's name, as Employee's attorney-in-fact, which power is coupled with an interest and irrevocable.

8. PROPRIETARY RIGHTS.

8.1 Inventions. All inventions, policies, systems, developments or improvements conceived, designed, implemented and/or made by the Employee, either alone or in conjunction with others, at any time or at any place during the Term of Employment, whether or not reduced to writing or practice during such Term of Employment, which directly or indirectly relate to the business of any entity within the Company Group, or which were developed or made in whole or in part using the facilities and/or capital of any entity within the Company Group, shall be the sole and exclusive property of the Company Group. The Employee shall promptly give notice to the Company of any such invention, development, patent or improvement, and shall at the same time, without the need for any request by any Person within the Company Group, assign all of the Employee’s rights to such invention, development, patent and/or improvement to the Company Group. The Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extensions or renewals of, letters patent of the United States or any foreign country that any entity in the Company Group desires to file.

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8.2 Work Product.

(a) The Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Employee individually or jointly with others during the Term of the Employee’s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(c) For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

8.3 Work Made for Hire; Assignment.

(a) All copyrightable work by the Employee during the Term of Employment that relates to the business of any entity in the Company Group is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company Group. If the copyright to any such copyrightable work is not the property of the Company Group by operation of the law, the Employee will, without further consideration, assign to the Company Group all right, title and interest in such copyrightable work and will assist the entities in the Company Group and their nominees in every way, at the Company Group’s expense, to secure, maintain and defend for the Company Group’s benefit, copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company Group whether copyrighted or not.

8.4 Section 2870 of the California Labor Code. Anything in this Agreement to the contrary notwithstanding, Employee is not required to assign any invention, as that term is used in Section 2870 of the California Labor Code, about which Employee can prove all of the following (a “Qualifying Invention”): (a) it was developed entirely on Employee’s own time; (b) it was developed without the use of any equipment, supplies, facilities or trade secret information of the Company; (c) it does not relate to the Company’s business or the actual or demonstrably anticipated research or development of the Company; and (d) it does not result from any work performed by Employee for the Company. As to any Qualifying Invention that results in any product, production, service or development with potential commercial application, the Company shall have the right of first refusal to obtain exclusive rights to the Qualifying Invention and such product, production, service or development.

8.5 List of Employee Inventions. Employee has attached to this Agreement a list describing all inventions, whether completed or not, belonging to Employee and made prior to Employee’s employment with the Company that Employee wishes to exclude from this Agreement. Employee understands that it is in Employee’s interest to list any inventions to which Employee wants to claim any rights. Employee also understands that Employee should not disclose them in detail, but only identify them by titles and dates of documents describing them. Employee understands that the Company’s receipt of this list does not constitute an agreement by the Company, either express or implied, that such listed inventions belong to Employee, and also understands that the Company reserves the right to dispute ownership of such listed inventions at any time. If no such list is attached, Employee represents that there are no such inventions. As to any invention in which Employee has an interest at any time prior to or during employment with the Company, if Employee uses or incorporates such invention in any released or unreleased Company product, production, service, program, process, development or work in progress, or if Employee permits the Company to use or incorporate such invention, Employee hereby grants to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to exercise any and all rights with respect to such invention, including the right to protect, make, have made, modify, make derivative works of, distribute, sell or use that invention in any manner whatsoever without restriction as to the extent of Employee’s ownership or interest.

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8.6 Further Assurances; Power of Attorney. At any time during Employee’s employment with the Company or thereafter, Employee will execute any proper oath or verify any proper document that may be required or requested by the Company (in its sole discretion) in connection with carrying out the terms of this Section 8. If, because of Employee’s incapacity or for any other reason, the Company is unable to secure Employee’s signature to apply for or pursue any application for or registration of any U.S. or foreign patent or copyright covering Intellectual Property assigned to the Company as stated above or otherwise, Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act in Employee’s stead to execute and file any such applications, documents or other instruments and to do all other lawful acts to further the prosecution, issuance, maintenance or enforcement of U.S. and foreign patent applications, patents and copyrights with the same legal force and effect as if executed by Employee. In furtherance of this Agreement, Employee will testify at the Company’s request (and if no longer employed at the Company, at the Company’s expense) in any legal proceeding arising during or after Employee’s employment.

8.7 No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to the Employee by the Company.

9. Non-Solicitation of Employees. In light of the amount of sensitive and confidential information involved in the discharge of the Employee’s duties, and the harm to the Company that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Employee promises and agrees that during the Term of Employment and for a period of one (1) year thereafter, the Employee will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director, or other owner of or participant in any business, solicit (or assist in soliciting) any Person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

10. MISCELLANEOUS.

10.1 Employee Representations. Employee warrants, represents and covenants to the Company as follows:

(a) Employee is free to enter into this Agreement and to provide the services and perform the duties and obligations required of Employee;

(b) Employee is not currently (and will not, to the best knowledge and ability of Employee, at any time during Employee’s employment be) subject to any agreement, understanding, obligation, claim, litigation or condition which could adversely affect Employee's performance of any of Employee's duties or obligations under this Agreement or the Company's complete ownership and enjoyment of all of the rights, powers and privileges granted to the Company under this Agreement.

10.2 Right to Insure. The Company shall have the right to secure, in its own name or otherwise and at its own expense, life, health, accident or other insurance covering or otherwise insuring Employee, and Employee shall have no right, title or interest in or to any such insurance or any of the proceeds or benefits thereof. Employee shall fully assist and cooperate with the Company in procuring any such insurance, including without limitation by submitting to such examinations, and by signing such applications and other instruments, as may reasonably be required by any insurance carrier to which application is made by the Company for any such insurance.

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10.3 Amendment; Interpretation. This Agreement may be amended, renewed, extended or otherwise modified only by a written agreement signed by both parties. No provision of this Agreement shall be interpreted against any party because that party or its legal representative drafted the provision. There are no warranties, representations or covenants, oral or written, express or implied, except as expressly set forth in this Agreement. Employee acknowledges that Employee does not rely and has not relied upon any representation or statement made by the Company or any of its representatives relating to the subject matter of this Agreement except as set forth in this Agreement.

10.4 Severability. If any provision of this Agreement or any portion of it is declared by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced, the remainder of such provision, and all of the remaining provisions of this Agreement, shall continue in full force and effect and no provision shall be deemed dependent on any other provision unless as specifically expressed in this Agreement.

10.5 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

10.6 Publicity. The Employee hereby irrevocably consents during the term of this Agreement to any and all uses and displays, by the Company Group and its agents, representatives and licensees, of the Employee’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company Group (“Permitted Uses”) without further consent from or royalty, payment or other compensation to the Employee. The Employee hereby forever waives and releases the Company Group and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company Group’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses. At the end of the term of this Agreement, the Company shall have no obligation to remove any previously-published displays described in this paragraph.

10.7 Headings; Gender. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purposes of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10.8 Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

10.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly give (a) on the date of delivery if delivered personal, (b) on the date sent by facsimile with confirmation of transmission or electronic mail if sent during normal business hours of the recipient during a business day, and otherwise on the next business day, if sent after normal business hours of the recipient, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first business day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the fifth business day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice on the electronic or physical address set forth on Exhibit A. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 24 for the giving of notice.

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10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

10.11 Tolling. Should the Employee violate any of the terms of the Sections 6, 7, 8 and 9, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

10.12 Provisions that Survive Termination. The provisions of Sections 3.3, 4.5, 5 through 9, and this Section 10 shall survive any termination of the Term of Employment.

10.13 Dispute Resolution.

(a) Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or termination of employment, including, for example, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in San Diego County, California, before a single arbitrator, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes, as modified by the terms and conditions contained in this paragraph. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The arbitrator shall issue a written opinion stating the essential findings and conclusions upon which the arbitrator’s award is based. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. Any dispute as to which party is a “prevailing party” and/or the reasonableness of any fee or cost shall be resolved by the arbitrator.

(b) Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator and all those involved in the proceeding. Any controversy relating to the arbitration presented to a court shall be filed under seal to the extent permitted by law.

10.14 Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, Sonoma county. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.

EMPLOYEE

/s/ Gregory Gorgas

Gregory D. Gorgas

COMPANY:

REACTIVE MEDICAL, INC.

By: /s/ Peter O’Brien

Name: Peter O’Brien

Title: Sole Director

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Exhibit A

Addresses for Notice

Employee:

Email:

Company:

Reactive Medical, Inc.

29 Fitzwilliam Street Upper

Dublin2, Ireland

Attention: Peter O’Brien

Email: peter@reactivemedical.com

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Exhibit B

FORM OF GENERAL RELEASE

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is entered into by GREGORY D. GORGAS (the “Employee”) pursuant to the Employment Agreement dated April 3, 2017, by and between REACTIVE MEDICAL, Inc., a Nevada corporation (the “Company”), and the Employee (the “Agreement”). This Release is the release of legal claims referenced in Sections 4(f) and 4(i) of the Agreement.

1. Consideration. The Company shall provide the Employee with the payments and benefits described in either Section 4(f) and 4(i) of the Agreement, at the times provided therein.

2. Release of Claims. The Employee voluntarily releases and forever discharges the Company and its predecessors, successors, assigns, and current and former members, equity holders. partners, directors, officers, employees, representatives, attorneys, agents, subsidiaries and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Employee now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Employee’s employment by and retirement from employment with the Company;
•	of wrongful discharge;
•	of breach of contract;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;
•	under any other federal or state statute, to the fullest extent that Claims may be released;
•	of defamation or other torts;
•	of violation of public policy; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
•	In granting the release herein, Employee understands that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to Employee at present, Employee acknowledges that she has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Employee may have against the Company or any Releasee.

3. Limitations on Release. Notwithstanding anything in Section 2 of this Release to the contrary, nothing in this Release limits the Employee’s rights to (i) any salary, bonus, vacation pay or any other compensation or benefits or reimbursement of expenses earned or accrued prior to the date hereof, (ii) indemnification by the Company that the Employee may have pursuant to any contract, the organizational documents of the Company and its subsidiaries or pursuant to applicable law or (iii) pursue a claim against the Company in the event that it breaches any of its obligations under the Agreement.

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4. No Assignment. The Employee represents that he has not assigned to any other person or entity any Claims against any Releasee.

5. Right to Consider and Revoke Release. The Employee acknowledges that he has been given the opportunity to consider this Release for a period of twenty-one (21) days after the Employee receives this Release. In the event the Employee executed this Release within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that she had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, the Employee shall deliver a signed Release to the Company within such twenty-one (21) day period. For a period of seven (7) days from the date when the Employee executes this Release (the “Revocation Period”), she shall retain the right to revoke this Release by written notice that is received by the Company on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

6. Other Terms.

(a) Legal Representation; Review of Release. The Employee acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that she has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon the Employee and upon his heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Employee and the Company.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the state of California, and shall in all respects be interpreted, enforced and governed under the laws of California, without giving effect to the conflict of laws provisions of California law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or the Employee.

(f) Entire Agreement; Absence of Reliance. The Employee acknowledges that he is not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

[SIGNATURE PAGE FOLLOWS]

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So agreed by the Employee.

GREGORY D. GORGAS

DATED

Employee acknowledges that, in this position, Employee would be considered a “Section 16 reporting person,” which means Employee is required to report changes in holdings of Company securities to the U.S. Securities and Exchange Commission (“SEC”), and is subject to sanctions against “short-swing” trading and is prohibited from engaging in short sales of Company securities. In addition, the Company may be required to disclose certain personal information about Employee in its filings with the SEC and its other public disclosures, and Employee agrees and consents to the Company’s disclosure of such information.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

State of California	)
)SS:
County of	)

On this, the ________day of __________, 20____, before me a notary public, the undersigned officer, personally appeared____________, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

In witness hereof, I hereunto set my hand and official seal.

Notary Public

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